Exhibit 99.1

PRESS RELEASE

For more information contact:

Larry Ryder, Chief Financial Officer

or Paul B. Toms, Jr., Chief Executive Officer

at 276-632-2133

For immediate release: May 13, 2005

Hooker Furniture Revises Outlook for Second Quarter 2005

Martinsville, VA.: Hooker Furniture (NASDAQ-SCM: HOFT) has revised its sales outlook for the Company’s 2005 second quarter encompassing the March 1 to May 31 time period.

Against record 2004 second quarter sales of $91.5 million, revenues for the company are expected to be down approximately 5% to 7%. Previously, the company had said it expected second quarter sales to be “on par” with the same period a year ago.

“Business at retail has weakened as the quarter unfolded,” said Paul B. Toms Jr., chairman and chief executive officer. “Since our quick-ship program allows dealers to order as needed to meet demand, soft activity at retail is felt almost immediately in our shipment levels.”

Ranked among the nation’s top 10 publicly traded furniture producers based on furniture shipments to U.S. retailers, Hooker Furniture is an 81-year old manufacturer and importer of home theater, wall units, home office, bedroom and youth bedroom, casual and formal dining, accent and occasional pieces, and upholstered leather and fabric-covered furniture. With approximately 1,700 employees, the Company operates seven manufacturing facilities, a supply plant, three showrooms, a corporate headquarters and five distribution centers and warehouses in Virginia and North Carolina. The Company also utilizes a distribution center and warehouse in China. The Company’s stock is listed on the NASDAQ SmallCap Market under the symbol HOFT, and closed at $16.50 on May 12, 2005. Please visit our websites at www.hookerfurniture.com and www.bradington-young.com.

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: domestic and international competition in the furniture industry, including price competition from lower-priced imports; general economic or business conditions, both domestically and internationally; the cyclical nature of the furniture industry; achieving or managing growth and change, including risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with manufacturing operations, such as fluctuations in the price of key raw materials, including lumber, and environmental matters; supply and transportation disruptions or delays affecting imported products; adverse political developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and foreign currency exchange rates affecting the price of the Company’s imported products; risks associated with distribution through retailers, such as non-binding dealership arrangements; and capital requirements and costs.